Exhibit 4.6

RIO TINTO LIMITED

RULES OF THE RIO TINTO BONUS DEFERRAL PLAN

Directors' Adoption:	7 February 2011
Expiry Date:	6 February 2021
Amended[1]	7 May 2013

1The amendments will be effective only in respect of Awards granted on or after the date of the amendment.

i

ii

Rules of the Rio Tinto Bonus Deferral Plan

1         Granting Awards

1.1    Shares subject to Awards

Awards may, at the sole discretion of the Committee and subject to all necessary corporate and securities requirements, be settled with existing Shares or with the issue of new Shares.

1.2     Eligibility

All employees of a designated band or above as established according to the Rio Tinto Global Grading System (“Qualifying Band”) as at 31 December of a given year covered by this Plan beginning with 2010 (the “Year”), who were eligible to receive a Bonus for that Year, are eligible Participants.  The Committee shall designate the Qualifying Band for each Year.

If an employee becomes a Qualifying Band employee during that Year, for purposes of this Plan, the employee will be considered a Qualifying Band employee for all of that Year.

If an employee ceases to be an employee of a Member of the Group prior to the Award Date, the employee’s Bonus for that Year will not be subject to a bonus deferral and the employee will not be a Participant for that Year.

If, at the Award Date, an employee has a known termination date for ceasing employment in a Member of the Group, the employee’s Bonus for that Year will not, unless the Committee determines otherwise, be subject to a bonus deferral and the employee will not be a Participant for that Year.

1.3     Nature and Timing of Award

In relation to each Year covered by this Plan, the Committee may establish a mandatory deferral of a Participant’s Bonus in the amount or percentage and on such conditions as it shall determine and make corresponding grants of Awards.  The Committee may establish different deferral amounts and conditions for Awards to a) members of the Rio Tinto Executive Committee (including the Executive Directors) (the “Most Senior Executives”) and b) for all Qualifying Band employees who are not Most Senior Executives.

The number of Shares subject to an Award shall be the percentage of the gross amount of a Participant’s deferred Bonus for the Year divided by the average closing price of Shares on the Australian Securities Exchange over the five business days preceding the Award Date (the “Average Share Price”), rounded to the nearest whole Share.

1.4    Time of Vesting

Subject to the terms of these rules 100 percent of the Award will Vest on 1 December of the third year following the end of the Year (the “Vesting Date”).  For example, the Award relating to a 2010 Bonus would normally vest on 1 December 2013.

1

1.5    Dividend Equivalent Shares at Vesting of an Award

An Award includes a right to receive, upon Vesting, a number of additional shares (“Additional Shares”) calculated in accordance with the following formula:

X = D / P, rounded down to the nearest whole number, where

X is the number of Additional Shares;

D is the aggregate cash amount of Dividends that would have been paid to the Participant in respect of the Shares subject to the Award that have Vested, as if such Shares had been registered in the name of the Participant from the Award Date to the date of Vesting; and

P is the average of the closing price of Shares on the Australian Securities Exchange over the five business days ending on the date of the Vesting of the Award.

1.6     No payment

A participant is not required to pay for the grant of any Award

2         Awards Prior to Vesting

2.1     Rights

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Shares are transferred or issued to the Participant.

2.2     Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If the Participant does, whether voluntarily or involuntarily, then it will immediately lapse. This rule does not apply on the transmission of an Award on the death of a Participant to the Participant’s personal representatives or estate (as the case may be).

3         Consequences of Vesting

3.1     Payout at Vesting

Within 30 days of Vesting of an Award (or, if the transfer is prevented by a Dealing Restriction, within 30 days of it ceasing to be so prevented), the Company will arrange (subject to Rule 3.2 (Withholding)) for the transfer or issue to the Participant of the number of Shares which have Vested, including any Additional Shares.

However, in Canada and other jurisdictions where relevant taxation consideration so dictate, the transfer or issue will occur no later than the next 31 December after Vesting.

2

3.2     Withholding

The Participant will be responsible for all taxes and social security contributions arising in respect of an Award. The Company may decide that Vesting or the transfer of Shares following Vesting will be conditional upon the Participant promptly doing all things necessary (including signing all documents and providing any necessary information) to facilitate the payment or withholding of such liabilities.

Unless the Company decides otherwise, where there is any obligation on any Member of the Group or any employee benefit trust to pay or withhold any such taxes or contributions, a sufficient number of the Shares to be transferred to the Participant following Vesting will be sold on his behalf and the proceeds paid to the relevant Member of the Group. The number of Shares may be determined on the basis of the relevant Member of the Group’s estimate of the amount of the liability if the Participant has not promptly provided the necessary information.

The Company or any employing company or trustee of any employee benefit trust may make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of the Awards, including deducting such amounts from any cash amount payable to the Participant.

4         Leaving the Group before Vesting

4.1    General rule on leaving employment

Except where Rule 4.2 applies, if the Participant ceases to be an employee of a Member of the Group prior to the Vesting Date, his Award will not lapse but will Vest on the date of such cessation with no pro rata reduction.

4.2     Leaving in specific circumstances

4.2.1    If a Participant ceases to be an employee of any Member of the Group prior to the Vesting Date for any of the reasons set out below, then the Award will lapse on the date of such cessation unless the Committee decides otherwise. The reasons are:

(i)        resignation;

(ii)       dismissal arising from misconduct (including if a Participant ceases employment following notice from their employer of proposed termination as a result of misconduct); and;

(iii)      any other reasons, if the Committee so decides in any particular case.

Where a Participant’s employment is transferred to the Other Listed Group prior to Vesting, Rule 7.3 (Other Listed Group) will apply.

4.2.2    A Participant's Award will not Vest on the date of their cessation of employment under Rule 4.1 but will instead Vest on the Vesting Date if:

(i)        the Participant is an Executive Committee member at the time the Award is granted, or becomes an Executive Committee member before ceasing to be an employee, unless the Committee, at its discretion, determines otherwise, or

(ii)       the Committee, at its discretion, determines that any Vesting of the Award should be delayed to the Vesting Date.

3

4.2.3    US Participants: In the case of Participants who are subject to the application of Section 409A of the United States Internal Revenue Code, Rules 4.1 and 4.2.1 shall not apply and the terms of their leaving employment shall be governed by the Rules contained in the US annex to this Plan.

4.3     Meaning of “ceasing to be an employee”

For the purposes of this rule, a Participant is not treated as ceasing to be an employee of any Member of the Group until he ceases to be an employee of all Members of the Group.

5      Variations in share capital, demergers and special distributions

5.1     Adjustment of Awards

If there is:

5.1.1     a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital; or

5.1.2     a demerger (in whatever form) or exempt distribution by virtue of applicable taxation legislation; or

5.1.3     a special dividend or distribution; or

5.1.4     any other event that the Committee deems appropriate for consideration for an adjustment of the Award the Committee may, at its discretion, make an appropriate adjustment to the number or class of Shares comprised in an Award or to make a further Award of Shares if deemed appropriate. The Committee may also, at its discretion, accelerate vesting of any or all Awards should it deem this more appropriate given the circumstances.

5.2     Notice

The Company shall notify Participants of any adjustment made under this Rule 5.

6         Takeovers and restructurings

6.1     Takeovers

Where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares, unless the Directors decide otherwise, the Awards Vest entirely with no pro rata reduction on the date thereof.

6.2     Schemes of arrangement

When a court sanctions a compromise or arrangement in connection with the acquisition of Shares, unless the Directors decide otherwise, the Awards Vest entirely with no pro rata reduction on the date thereof. This rule applies to a court sanction under applicable corporate legislation.

4

6.3           An Award will not Vest under Rule 6.2  but may be exchanged under Rule 7 (Exchange of Awards) to the extent that:

(i)         an offer to exchange the Award is made to and accepted by a Participant; or

(ii)        the Directors, with the consent of the Acquiring Company, decide before court sanction that the Award will be automatically exchanged.

6.4     Internal re-organisation

In the event of an Internal Reorganisation, unless the Committee otherwise determines, an existing Award shall not Vest in accordance with this Rule 6 but with the agreement of the Acquiring Company shall be automatically released in consideration for the grant of a new Award in accordance with Rule 7.

6.5    Directors

In this Rule 6, “Directors” means those people who were members of Committee immediately before the change of Control.

7         Exchange of Awards

7.1    Timing of exchange

Where an Award is to be exchanged under Rule 6 (Takeovers and restructurings) the exchange will take place as soon as practicable after the relevant event.

7.2     Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new Award:

7.2.1      must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

7.2.2      must be equivalent to the existing Award.

7.3     Other Listed Group

Where a Participant’s employment is transferred to the Other Listed Group prior to Vesting, or the Participant's employing company or undertaking is transferred to the Other Listed Group prior to Vesting, the Committee may make such changes to his Awards to the extent permitted by law and to the extent reasonably practicable, with the intention that the affected Participants are, as a whole, in materially the same position (or as close as possible to materially the same position) as if the Awards had been initially granted to the affected Participants under the equivalent plan of the Other Listed Group, provided that nothing in this clause imposes any obligation on the Group or the Other Listed Group to incur any material expense or liability.   Without limiting the foregoing, this may include a decision by the Committee that the Awards initially granted to the affected Participants lapse and be replaced by new awards issued under the other plan, on terms as if they had originally been issued to the Participants under the other plan.

5

8         General

8.1     Terms of employment

8.1.1    For the purposes of this rule, “Employee” means any employee or former or prospective employee of a Member of the Group.

8.1.2    This rule applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

8.1.3    Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

8.1.4    No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

8.1.5    The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

8.1.6    Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee.

8.2     Administration

The Committee is responsible for the administration of the Plan. Subject to the express provisions of the Plan, the Committee may prescribe, amend and rescind the rules and regulations relating to it and make all determinations necessary for its administration. The determination of the Committee on the interpretation of the Plan, any dispute in relation to the Plan or an Award and all matters assigned to it under the Plan shall be conclusive.

8.3     Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by law and the Committee may make such changes to these rules, or make additional rules, as required to facilitate the use of any such arrangement.

8.4     Consents

All transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in relevant jurisdictions. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

6

8.5     Data protection

By participating in the Plan the Participant consents to the holding, processing, use and disclosure of personal information relating to the Participant by any Member of the Group or Other Listed Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

8.5.1    administering and maintaining Participant records;

8.5.2    providing personal information to Members of the Group, Rio Tinto plc and its subsidiaries, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan; and

8.5.3    providing personal information to future purchasers of the Company or the business in which the Participant works

In each case whether or not the personal information is transferred from one country to another country (including if the information about the participant is transferred to a country or territory that may not provide the same statutory protection for the information as the Participant’s home country).

8.6     Overriding restrictions on transfer of Shares

Notwithstanding any term or condition of this Plan, Shares subject to an Award may not be assigned, acquired, transferred, issued or dealt with under this Plan if to do so would contravene any applicable laws, regulations or listing rules or where the compliance with any applicable law, regulation or listing rule would be unduly onerous or impractical. In such a case, the Committee may determine to make cash payments to Participants in lieu of the Shares that would have otherwise been transferred or issued to a Participant (or to sell the Shares that otherwise would have been transferred or issued to the Participant, and remit the net proceeds to the Participant). In addition, these rules (including the exercise of any discretions) are subject to all applicable laws, regulations and listing rules.

8.7     No duplication

If for any reason a Bonus that was intended to be deferred is nevertheless paid in whole or in part to a Participant, a corresponding amount of the Participant’s Awards under the Plan will be forfeited.

8.8      Information from the Company

The Company undertakes to inform Participants of the current market price of the Shares upon request. Any advice given by the Company or its related bodies corporate in connection with the Plan is general advice only, and accordingly, Participants should obtain their own financial product advice from an independent person licensed by the Australian Securities and Investment Commission to give such advice.

8.9     Changing the Plan

Subject to applicable corporate and securities legislation, the Committee has power to make such alterations, variations, insertions, deletions or modifications to all or any part of the Plan as the Committee thinks fit.

7

9          Governing law and jurisdiction

The Plan, all Awards and their construction are governed by the law of Victoria, Australia. Victorian Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

10        Definitions

In these rules:

 “Acquiring Company” means a person or legal entity who obtains Control of the Company;

“Additional Shares” means the number of Shares included in an Award as determined under Rule 1.5;

“Average Share Price” has the meaning given in Rule 1.3;

“Award” means a right to acquire Shares under the Plan;

“Award Date” means the date of the grant of an Award in respect of a Year;

 “Bonus” means all amounts granted to an employee of the Group as a bonus under the Company’s regular short term incentive plan (“STIP”) in respect of a Year (for greater certainty, any amount received by a Participant as a bonus other than under the regular STIP shall not be the subject of deferral under this Plan);

“Committee” means the Remuneration Committee of the Board of Directors of the Company;

“Company” means Rio Tinto Limited;

“Control” has the meaning given to it by 50AA of the Corporations Act 2001 (Australia);

“Dealing Restrictions” means restrictions on the grant of an Award, the Vesting of Shares or other dealings with Shares imposed by any applicable regulation or listing rule or by Company policy;

“Directors” means, subject to Rule 6.5 (Directors), the board of directors of the Company or a duly authorised committee;

 “Dividends” means dividends on Shares (excluding any non-ordinary dividend which the Committee determines should be excluded) the record date for which was within the period between the Award Date and the day before the date on which the Award Vests for the relevant Participant (both inclusive), excluding any imputed or associated tax credits rebates, such as any Australian franking credits;

“Group” means:

(i)     the Company; and

(ii)    its Subsidiaries from time to time; and

(iii)   any other company which is associated with the Company and is so designated by the Directors;

and “Member of the Group” shall be construed accordingly;

8

“Internal Reorganisation” means any event, scheme or arrangement whereby an Acquiring Company obtains Control of the Company and immediately afterwards all or substantially all of the issued equity share capital of the Acquiring Company is owned directly or indirectly by persons who had Control of the Company immediately prior to such event, scheme or arrangement;

“Most Senior Executives” has the meaning given in Rule 1.3;

“Other Listed Group” means Rio Tinto plc and its Subsidiaries;

“Participant” means a person holding an Award or his personal representatives;

“Plan” means these rules known as “The Rio Tinto Bonus Deferral Plan”, including as it may be modified from time to time;

“Qualifying Band” has the meaning given in Rule 1.2;

 “Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 461 of the Corporations Act 2001 (Australia).

“Vesting” in relation to an Award, means a Participant becoming entitled to have the Shares transferred or issued, subject to these rules and “Vest” shall be construed accordingly;

 “Vesting Date” has the meaning given in Rule 1.4;

“Year” has the meaning given in Rule 1.2.

9